Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Citizens & Northern Corporation and subsidiaries of our report dated February 22, 2022, relating to the consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

November 7, 2022